EXHIBIT 21.1

LIST OF SUBSIDIARIES

Hyperdynamics Corporation Subsidiaries

Subsidiary Name	State of Incorporation	Location (s)

SCS Corporation	Delaware	Houston, Texas

HYD Resources Corporation	Texas	Houston, Texas and Jena, Louisiana

SCS Corporation holds 100% ownership of the following subsidiary

SCS Guinea SARL	Conakry, Guinea	Conakry, Guinea

HYD Resources Corporation holds 100% ownership of the following subsidiaries

Trendsetter Production Company	Mississippi	Jena, Louisiana

Trendsetter Oil Well Service LLC	Louisiana	Inactive Limited Liability Company

HYD Drilling Company, LLC	Louisiana	Inactive Limited Liability Company